TERMS AGREEMENT


                                                              September 17, 1997

TOLL CORP.
TOLL BROTHERS, INC.
3103 Philmont Avenue
Huntington Valley, PA  19006

Dear Sirs:

                  We understand that Toll Corp., A Delaware corporation (the "Issuer"), proposes to issue and sell $100,000,000 aggregate principal amount of its debt securities (the "Underwritten Securities"), to be guaranteed by Toll Brothers, Inc. (the "Guarantor"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we offer to purchase all of the Underwritten Securities. The Closing Date shall be September 22, 1997, at 10:00 a.m., at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York.

                  All of the provisions contained in the Underwriting Agreement Basic Provisions of the Issuer and the Guarantor (the "Basic Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

                  The Underwritten Securities shall have the following terms:

                  Title:   7 3/4% Senior Subordinated Notes due 2007.

                  Maturity:         September 15, 2007.

                  Interest Rate:    7 3/4%.

                  Interest payment dates: March 15 and September 15 of each
                                          year, commencing March 15, 1998.
                                          Interest will accrue from September
                                          22, 1997.

                  Interest record dates:  March 1 and September 1.

                  Redemption provisions:

                           The Underwritten Securities may be redeemed at the option of the Issuer, in whole or in part, at any time on or after September 15, 2002, at the


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                           redemption prices (together with accrued and unpaid
                           interest) set forth below, if redeemed during the 12-month period beginning September 15 of the following years:



Years                                                      Percentage
-----                                                      ----------
2002...................................................... 103.875%
2003...................................................... 102.583%
2004...................................................... 101.292%
2005 and thereafter....................................... 100.000%

                Purchase Price: 98.435% of the principal amount thereof.

                Public Offering Price: 99.935% of the principal amount thereof.

                Additional Terms:

                           The Issuer and the Guarantor will be subject to the same covenants contained in the 8 3/4% Senior Subordinated Notes of the Issuer and as set forth in the Prospectus Supplement.

                           The Notes and the Guarantee will be subordinated in right of payment to Senior Indebtedness of the Issuer and Senior Indebtedness of the Guarantor, respectively, as set forth in the Prospectus Supplement and the accompanying Prospectus.

                           For a period of 90 days from the date hereof, each of the Issuer and the Guarantor agree not to sell or otherwise dispose of any Debt Securities to the public without the Underwriter's prior written consent.

                           The obligations of the Underwriter to purchase and pay for the Notes are subject to the condition that subsequent to the date of this Terms Agreement, there shall not have been any decrease in the rating, or change in outlook, of any of the Guarantor's debt securities by Moody's Investor Service, Inc. or Standard & Poor's Corporation or any notice given of any intended or potential decrease in any such rating or outlook.

                           The Issuer and the Guarantor agree that the Chief Financial Officer of the Guarantor will participate, as mutually agreed, in either "road shows" or conference calls for not more than two days in order to facilitate the


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                           distribution of the Underwritten Securities upon
                           reasonable request of the Underwriter.

                  Please accept this offer no later than 11:00 a.m. on September 17, 1997, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                                Very truly yours,

                                                SMITH BARNEY INC.


                                                By: /s/ Richard L. Moriarty
                                                    --------------------------
                                                    Name: Richard L. Moriarty
                                                    Title: Director

Accepted

TOLL CORP.


By: /s/ Joel H. Rassman
    ---------------------------
    Name: Joel H. Rassman
    Title: Vice President

TOLL BROTHERS, INC.

By: /s/ Joel H. Rassman
    ----------------------------
    Name: Joel H. Rassman
    Title: Vice President